Exhibit 99.1

Kaiser Aluminum Corporation Reports

Third Quarter and Nine Months 2022 Financial Results

Third Quarter 2022 Highlights:

o
Net Sales $749 Million; Value Added Revenue $356 Million
o
Net Income $3 Million; Net Income per Diluted Share $0.16
o
Adjusted Net Income $10 Million; Adjusted Income per Diluted Share $0.60
o
Adjusted EBITDA $31 Million; Adjusted EBITDA Margin 8.8%
o
Warrick Magnesium and Metal Supply Issues Resolved; Capacity Fully Restored
o
Planned Outage at Trentwood Successfully Completed
o
Incremental Costs and Inefficiencies of ~$24 Million Driven by Outage and Supply Chain Issues

FRANKLIN, Tenn., October 19, 2022 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced third quarter and first nine months 2022 results.

“While our third quarter 2022 results were significantly impacted by the magnesium and molten metal supply chain issues at our Warrick rolling mill, we have successfully resolved these challenges that have negatively impacted our financial and operational performance for the past several quarters. As we proceed through the remainder of the year, we are positioned to operate on a more normalized basis, albeit in a challenging environment. With these supply chain challenges behind us, we anticipate our adjusted EBITDA and margin in the fourth quarter will be similar to the first half 2022. We remain focused on continuing to address inflationary challenges through pricing and cost reduction initiatives. Although economic uncertainty persists, our end market outlook remains positive and our strategy remains intact. The fundamentals of our aerospace, packaging, general engineering and automotive end markets continue to be solid and we look forward to continuing to execute on our strategic initiatives to deliver long-term value to all of our stakeholders,” said Keith A. Harvey, President and Chief Executive Officer.

Third Quarter 2022 Management Summary

During the quarter, the Company successfully secured and qualified magnesium supplies to meet its requirements, lifting the force majeure in early September and mitigating the impact on production levels and shipments. In addition, the molten metal supply at Warrick has improved to an acceptable level and the Company has access to alternative sources of molten metal supplies to mitigate any further smelter performance issues. The Company’s planned major outage, which included a refurbishment of the large stretcher at its Trentwood facility, was completed on schedule and the Trentwood facility has now resumed full operation. Overall, higher costs and inefficiencies related to these issues resulted in an impact to third quarter adjusted EBITDA of approximately $24 million.

Value added revenue in the third quarter reflected the benefit of higher pricing together with commodity and freight surcharges, which mitigated the impact of inflationary and commodity costs. Although these pricing initiatives have been successful, the Company continues to incur inflation driven higher energy, manufacturing and employee related costs, which it continues to aggressively address with further pricing increases and cost reduction actions.

Third Quarter 2022 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			First Nine Months
	3Q22	2Q22	3Q21	2022	2021
Shipments (millions of lbs.)	282	335	315	952	789

Net sales	$749	$954	$751	$2,652	$1,816
Less hedged cost of alloyed metal[1]	(393)	(578)	(445)	(1,550)	(1,021)
Value added revenue	$356	$376	$305	$1,102	$795

Realized price per pound ($/lb.)
Net sales	$2.66	$2.85	$2.38	$2.78	$2.30
Less hedged cost of alloyed metal	(1.40)	(1.73)	(1.41)	(1.62)	(1.29)
Value added revenue	$1.26	$1.12	$0.97	$1.16	$1.01

As reported
Operating income (loss)	$3	$(2)	$20	$26	$48
Net income (loss)	$3	$(14)	$(2)	$(3)	$(20)
Net income (loss) per share, diluted[2]	$0.16	$(0.87)	$(0.14)	$(0.20)	$(1.28)

Adjusted[3]
Operating income	$6	$14	$26	$47	$82
EBITDA[4]	$31	$41	$50	$128	$147
EBITDA margin[5]	8.8%	10.9%	16.5%	11.6%	18.4%
Net income (loss)	$10	$(1)	$9	$20	$35
EPS, diluted[2]	$0.60	$(0.03)	$0.57	$1.23	$2.21

1.
Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.
2.
Diluted shares for EPS are calculated using the treasury stock method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Third Quarter 2022

Net sales for the third quarter 2022 decreased to $749 million compared to $751 million in the prior year period, reflecting an 11% decrease in shipments and a 12% increase in average selling price per pound. The increase in average selling price reflected a 30% increase in value added revenue per pound and a 1% decrease in underlying contained metal costs.

Value added revenue for the third quarter 2022 increased 16% to $356 million from $305 million in the prior year primarily driven by higher pricing to mitigate inflationary costs. Value added revenue for the Company’s aerospace/high strength applications increased 5% to $86 million on a 10% decrease in shipments reflecting a stronger mix of higher value added products and the impact of the planned stretcher outage at the Company’s Trentwood facility. Value added revenue for packaging applications increased approximately 17% to $147 million on a 15% decrease in shipments reflecting improved contract pricing and increased surcharges to offset higher inflationary and commodity costs, while lower shipments reflect the impact of the force majeure during the quarter. Value added revenue for general engineering applications increased approximately 26% to $95 million on an 8% decrease in shipments as strong demand continued to support price increases and alloy recovery while service center demand for the Company's extruded products softened slightly. Value added revenue for automotive extrusions increased approximately 25% to $26 million on a 23% increase in shipments primarily reflecting higher contract pricing and mix.

Reported operating income for the third quarter 2022 was $3 million compared to operating income of $20 million in the prior year period. Operating income in the third quarter 2022 reflected an additional $1 million of depreciation and amortization expense and higher costs discussed below.

Reported net income for the third quarter 2022 was $3 million, or $0.16 income per diluted share, which includes $13 million of pre-tax income primarily related to a legacy land sale, compared to a net loss and loss per diluted share of $2 million and $0.14, respectively, in the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $10 million for the third quarter 2022, compared to adjusted net income of $9 million in the prior year period. Adjusted income per diluted share was $0.60 for the third quarter 2022, compared to adjusted income per diluted share of $0.57 for the third quarter 2021.

Adjusted EBITDA of $31 million in the third quarter 2022 decreased $19 million compared to the prior year period and reflected the impact of $24 million related to previously noted supply chain issues, higher major maintenance, alloy, energy, freight and employee related costs which were partially offset by improved pricing and commodity and freight surcharges. Adjusted EBITDA as a percentage of value added revenue was 8.8% in the third quarter 2022, compared to 16.5% in the prior year period.

First Nine Months 2022

Net sales for the first nine months 2022 were $2.7 billion compared to $1.8 billion in the first nine months 2021, reflecting a 21% increase in shipments and a 21% increase in average selling price per pound. The increase in average selling price reflected an approximately 15% increase in value added revenue per pound and a 26% increase in underlying contained metal costs.

Value added revenue for the first nine months 2022 increased 39% to $1.1 billion from $795 million reflecting a full nine months of the Warrick operation, higher pricing as previously noted and improving demand for the Company’s end market applications. Value added revenue for the Company’s aerospace/high strength applications increased 20% to $278 million on an approximately 11% increase in shipments compared to the first nine months 2021 on improving commercial aerospace demand. Value added revenue for the Company’s packaging business increased 73% to $447 million on a 40% increase in shipments reflecting a full nine months of operations, improved contract pricing and increased surcharges to offset higher inflationary and commodity costs. Value added revenue for general engineering applications increased approximately 31% to $293 million on a 5% increase in shipments compared to the first nine months 2021, reflecting solid underlying demand in addition to the improved pricing and alloy recovery. Value added revenue for automotive extrusions increased 4% to $76 million on a 1% increase in shipments, reflecting improved contract pricing and mix.

Reported operating income for the first nine months 2022 was approximately $26 million. Adjusting for approximately $21 million of non-run-rate charges, operating income for the first nine months 2022 was approximately $47 million, compared to operating income of $82 million in the first nine months 2021. In addition, adjusted operating income in the first nine months 2022 reflected an additional $16 million of depreciation and amortization expense.

Reported net loss for the first nine months 2022 was $3 million, or $0.20 loss per diluted share, compared to a net loss and loss per diluted share of $20 million and $1.28, respectively, for the first nine months 2021. Excluding the impact of non-run-rate items, adjusted net income was $20 million for the first nine months 2022, compared to net income of $35 million for the first nine months 2021. Adjusted income per diluted share was $1.23 for the first nine months 2022, compared to adjusted income per diluted share of $2.21 for the first nine months 2021.

Adjusted EBITDA of $128 million in the first nine months 2022 decreased $19 million compared to the first nine months 2021. The first nine months 2022 reflected higher value added revenue partially offset by approximately $54 million of incremental costs associated with magnesium and metal supply chain issues and higher transportation costs. Adjusted EBITDA as a percentage of value added revenue was approximately 11.6% in the first nine months 2022, compared to 18.4% in the first nine months 2021.

Cash Flow and Liquidity

Adjusted EBITDA of $128 million reported in the first nine months 2022 and cash on hand funded approximately $141 million of working capital requirements, $82 million of capital investments, $34 million of interest payments, $38 million of cash returned to shareholders through quarterly dividends and $5 million of cash taxes.

As of September 30, 2022, the Company had cash and cash equivalents of approximately $129 million and borrowing availability under the Company's revolving credit facility of approximately $555 million providing total liquidity of $684 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

The Company anticipates total capital spending of $165 million to $175 million for the full year 2022, slightly lower than its previous outlook due to supply chain disruptions and timing of certain projects.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 20, 2022 at 1:00pm (Eastern Time); 12:00pm (Central Time); 10:00am (Pacific Time), to discuss third quarter and first nine months 2022 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (866) 374-5140, and accessed internationally at (404) 400-0571. The conference call ID number is 67161023. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, cyclicality, reshoring, labor challenges, supply interruptions, including the most recent disruptions resulting from the supply demand imbalances in the magnesium and silicon markets, and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to changing economic conditions and inflation; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (LOSS) (UNAUDITED) (1)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions of dollars, except share and per share amounts)
Net sales	$748.9	$750.6	$2,651.9	$1,815.6
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	694.9	677.8	2,459.2	1,613.6
Depreciation and amortization	25.8	24.9	80.4	64.2
Selling, general, administrative, research and development	25.2	28.1	82.9	90.8
Restructuring costs (benefit)	—	—	—	(0.8)
Other operating charges, net	—	—	3.2	—
Total costs and expenses	745.9	730.8	2,625.7	1,767.8
Operating income	3.0	19.8	26.2	47.8
Other expense:
Interest expense	(12.1)	(12.5)	(36.5)	(37.2)
Other income (expense), net	12.7	(1.2)	7.4	(38.2)
Income (loss) before income taxes	3.6	6.1	(2.9)	(27.6)
Income tax (provision) benefit	(1.1)	(8.4)	(0.3)	7.4
Net income (loss)	$2.5	$(2.3)	$(3.2)	$(20.2)
Net income (loss) per common share:
Basic	$0.16	$(0.14)	$(0.20)	$(1.28)
Diluted[2]	$0.16	$(0.14)	$(0.20)	$(1.28)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,926	15,852	15,897	15,831
Diluted[2]	16,029	15,852	15,897	15,831

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2022 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computation of net loss per share for all periods presented as their inclusion would have been anti-dilutive.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	As of September 30, 2022	As of December 31, 2021
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$129.3	$303.2
Receivables:
Trade receivables, net	311.5	332.7
Other	56.9	53.0
Contract assets	51.0	63.2
Inventories	538.1	404.6
Prepaid expenses and other current assets	40.9	48.7
Total current assets	1,127.7	1,205.4
Property, plant and equipment, net	989.6	955.2
Operating lease assets	41.4	46.2
Deferred tax assets, net	6.6	3.4
Intangible assets, net	56.7	67.7
Goodwill	39.3	39.3
Other assets	112.3	105.2
Total	$2,373.6	$2,422.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$337.3	$351.4
Accrued salaries, wages and related expenses	42.4	46.9
Other accrued liabilities	88.5	58.4
Total current liabilities	468.2	456.7
Long-term portion of operating lease liabilities	37.3	40.8
Pension and other postretirement benefits	91.8	92.5
Net liabilities of Salaried VEBA	19.8	20.6
Deferred tax liabilities	4.7	10.5
Long-term liabilities	72.2	72.5
Long-term debt	1,037.6	1,036.3
Total liabilities	1,731.6	1,729.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2022 and December 31, 2021; no shares were issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2022 and December 31, 2021; 22,775,866 shares issued and 15,940,580 shares outstanding at September 30, 2022; 22,700,404 shares issued and 15,865,118 shares outstanding at December 31, 2021	0.2	0.2
Additional paid in capital	1,087.2	1,078.9
Retained earnings	52.2	93.0
Treasury stock, at cost, 6,835,286 shares at both September 30, 2022 and December 31, 2021	(475.9)	(475.9)
Accumulated other comprehensive loss	(21.7)	(3.7)
Total stockholders' equity	642.0	692.5
Total	$2,373.6	$2,422.4

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2022 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly			First Nine Months
	3Q22	2Q22	3Q21	2022	2021
GAAP net income (loss)	$2.5	$(13.8)	$(2.3)	$(3.2)	$(20.2)
Interest expense	12.1	12.2	12.5	36.5	37.2
Other (income) expense, net	(12.7)	3.7	1.2	(7.4)	38.2
Income tax provision (benefits)	1.1	(4.1)	8.4	0.3	(7.4)
GAAP operating income (loss)	3.0	(2.0)	19.8	26.2	47.8
Mark-to-market loss[1]	—	2.9	2.0	1.9	2.1
Restructuring costs (benefits)	—	—	—	—	(0.8)
Acquisition (credits) costs[2]	(0.1)	(0.1)	3.8	0.4	22.2
Non-cash asset impairment charge	—	3.2	—	3.2	—
Other operating NRR loss (gain)[3,4]	2.7	10.0	(0.1)	15.4	11.1
Operating income, excluding operating NRR items	5.6	14.0	25.5	47.1	82.4
Depreciation and amortization	25.8	27.1	24.9	80.4	64.2
Adjusted EBITDA[5]	$31.4	$41.1	$50.4	$127.5	$146.6

GAAP net income (loss)	$2.5	$(13.8)	$(2.3)	$(3.2)	$(20.2)
Operating NRR items	2.6	16.0	5.7	20.9	34.6
Non-operating NRR items[6]	1.0	0.9	0.5	2.8	37.5
Tax impact of above NRR items	3.5	(3.6)	5.3	(0.8)	(16.4)
Adjusted net income (loss)	$9.6	$(0.5)	$9.2	$19.7	$35.5

Net income (loss) per share, diluted[7]	$0.16	$(0.87)	$(0.14)	$(0.20)	$(1.28)
Adjusted earnings (loss) per diluted share[7]	$0.60	$(0.03)	$0.57	$1.23	$2.21

1.
Mark-to-market loss on derivative instruments represents: (i) the reversal of mark-to-market loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above and (ii) loss on non-designated commodity hedges. Adjusted EBITDA reflects the realized loss of such settlements.
2.
Acquisition (credits) costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with our Warrick acquisition.
3.
NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to plant-level LIFO and environmental expenses.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
7.
Diluted shares for EPS are calculated using the treasury stock method.